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                     [BURKE, WILLIAMS & SORENSEN LETTERHEAD]



                                October 12, 1995

Certified Grocers of California, Ltd.
2601 South Eastern Avenue
Los Angeles, California 90040

     Re:  Form S-2 Registration Statement of Certified
          Grocers of California, Ltd.


Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-2 being filed by you with the Securities and Exchange Commission on October 13, 1995 in connection with the registration under the Securities Act of 1933, as amended, of the $3,000,000 Partially Subordinated Patrons' Deposit Accounts Due December 15, 2002 (the "Deposit Accounts") of Certified Grocers of California, Ltd. (the "Company").

     It is our opinion that the Deposit Accounts will, upon the offering and sale thereof in the manner referred to in the Registration Statement and in accordance with the applicable state securities laws, be binding obligations of the Company.

     This opinion letter is solely for your benefit in connection with the subject transaction, and it may not be relied upon by, nor, except as stated in the immediately following paragraph, may copies of it be delivered to or used by, any other person for any purpose whatsoever without our prior written consent in each instance.

     We hereby consent to the use of this opinion as an exhibit to said Registration Statement and the use of our name in said Registration Statement.


                                             Respectfully submitted,

                                             /s/ Burke, Williams & Sorensen